UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2002

CNET NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

0-20939	13-3696170
(Commission File Number)	(IRS Employer Identification Number)

235 Second Street
San Francisco, CA    94105

(Address of principal executive offices including zip code)

(415) 344-2000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5. OTHER ITEMS.

On October 17, 2002, CNET Networks, Inc. reported that net revenues for the third quarter ended September 30, 2002 totaled $56.3 million, compared to net revenues of $69.3 million for the same period of 2001. The company reported an operating loss before depreciation, amortization and impairment of assets of $3.5 million, versus a loss of $42.7 million in the third quarter of 2001. The third quarter 2001 operating loss included integration expenses of $28.7 million.

CNET Networks' net loss for the third quarter of 2002 was $307.2 million, or $2.21 per share, versus a net loss of $1.4 billion, or $9.98 per share, for the same period last year. Net loss for the third quarter of 2002 included a non-cash charge of $281.4 million primarily related to impairment of goodwill and other intangible assets, a non-cash charge of $7.3 million related to impairment of private investments and a gain of $3.1 million related to the repurchase of debt. Net loss for the third quarter of 2001 included non-cash charges of $1.1 billion related primarily to impairment of goodwill, a non-cash charge of $58.7 million related to impairment of private investments and a loss of $10.6 million related to the early retirement of debt. Beginning January 1, 2002, goodwill is no longer amortized.

The company's Consolidated Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows and Segments Schedule as set forth in Exhibit 99.1 are filed herewith and are hereby incorporated by reference. The results presented on these statements differ from those reported on October 17, 2002 in that there have been certain reclassifications within the cash flows from operating activities section of the Consolidated Statements of Cash Flows and the inclusion of an additional footnote on the Consolidated Statements of Operations.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits.

The exhibit listed below and in the accompanying Exhibit Index is filed as part of this Current Report on Form 8-K and includes the following financial statements and schedule: Consolidated Statements of Operations for September 30, 2002, Consolidated Balance Sheets for September 30, 2002, Consolidated Statements of Cash Flows and Segment schedule.

ITEM 9. REGULATION FD DISCLOSURE.

CNET Networks, Inc.
Guidance to the Investment Community

$ in millions, except EPS             Q1 2002      Q2 2002        Q3 2002            Q4 2002 est.       2003 est.
                                       Actual       Actual         Actual           Low  -  High       Low - High

Net revenues                            $55.7         $57.2         $56.3            $63 - $66        $235 - $245

Operating expense before
  depreciation & amortization(1) (3)    $70.7         $73.3         $59.7            $60 - $62        $235 - $240

Operating income (loss) before
  depreciation & amortization(1) (3)   ($15.0)       ($16.1)        ($3.5)            $2 - $4           $0 - $5

Depreciation expense                    ($6.2)        ($6.8)        ($6.7)             ($7.0)           ($28.0)

Amortization expense                   ($12.1)       ($12.2)        ($8.9)             ($1.7)            ($6.5)

Interest expense, net                   ($1.4)        ($1.3)        ($1.3)             ($1.7)            ($7.0)

Other income (expense)                  ($5.3)        ($0.7)         ($5.4)            ($1.0)            ($3.0)

Earnings (loss) per share (2)(3)        ($0.22)       ($0.19)        ($0.19)      ($0.07)-($0.05)  ($0.33)-($0.29)

(1)Includes one-time integration expenses of $2.9 million in Q1 2002 and realignment expenses of $7.7 million in Q2 2002.

(2) Assumes an effective tax rate benefit of approximately 30 percent in Q2 2002 and zero percent in Q3 and Q4 2002.

(3) Excludes an asset impairment expense of $281.4 million, or $2.02 per share, in Q3 2002.

This document includes forward-looking guidance that is subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements regarding the company's expected financial results in the fourth quarter of 2002 and full-year 2003, as well as other statements throughout the document that are identified by the words "expect," "estimate," "target," "believe," "anticipate," "intend" and similar expressions. These statements are only effective as of the date of this document and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. Reported results should not be considered as an indication of future performance. The risks and uncertainties include: a continued or worsening slowdown in advertising spending on the Internet in general, especially in the technology sector, or on CNET Networks' properties in particular, which could be prompted by continuing weakness in corporate or consumer spending, the failure of existing advertisers to meet their advertising commitments, or other factors; the need for further cost-reductions, which could increase severance costs and negatively impact operating income; the risk that cost-reduction initiatives will not be achieved due to implementation difficulties or contractual spending commitments that can't be reduced; the risk that cost-reduction efforts will result in a loss of revenues due to a decrease in resources dedicated to generating revenues; the acquisition of businesses or the launch of new lines of business, which could decrease our cash position, increase operating expense and dilute operating margins; future impairment of the Company's assets or the need to increase the Company's reserve attributable to abandoned real estate; disruption of our service due to the failure of key infrastructure providers or in connection with the transfer of our systems to new providers; and the failure of the company's users to adopt new paid service offerings. For risks about CNET Networks' business, see its Annual Form 10-K for the year ended December 31, 2001; its Quarterly Report on 10-Q for the period ended June 30, 2002 and subsequent Forms 8- K, including disclosures under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are filed with the Securities and Exchange Commission and are available on the SEC's website at www.sec.gov.

CNET NETWORKS, INC.
Quarterly Statistical Highlights

                                                    3Q02      2Q02      1Q02      4Q01      3Q01
                                                  --------- --------- --------- --------- ---------

Total Quarterly Revenue ($mm)                       $56.3     $57.2     $55.7     $70.2     $69.3

Revenue Distribution (%)
   US Online Media                                      43%       43%       45%       49%       50%
   Commerce - lead generation fees                      17%       19%       20%       18%       18%
   Print & Broadcast                                    22%       19%       20%       17%       16%
   International                                        11%       12%        9%       11%       10%
   Channel Services                                      7%        7%        6%        5%        6%

   Barter as % of Total Revenue                          5%        5%        5%        5%        7%

Advertise' Metrics
   Network Unique Customers                          1,750     1,591     1,585     1,503     1,508
   Top 100 Advertisers Renewal Rate                     88%       91%       78%       92%       83%
   Top 100 Advertisers % of Network Revenue             63%       59%       61%       64%       56%

Commerce Metrics (000s, except $)
   Average Leads per Day                               261       280       280       322       283
   Total Leads                                      24,000    25,500    25,200    29,600    26,500
   Revenue per lead                                  $0.44     $0.43     $0.43     $0.41     $0.47

Channel Services
   Data Source Licenses                                218       201       188       171       164

User Metrics
   Unique Email Subscribers (mm)                      16.3      17.9      17.3      14.5      14.6
   Registered Download Users (mm)                     17.7      11.6       8.2       2.2         -
   GameSpot Complete Paying Subscribers (000s)        37.2      22.5         -         -         -

Balance Sheet Highlights ($mm)
   Cash                                              $64.8     $94.1     $57.6     $93.4    $143.1
   Marketable Debt Securities                        105.4     112.9     135.4     123.5      70.7
   Restricted Cash                                    18.1      15.8      15.8      16.3      16.6
                                                   -------   -------   -------   -------   -------
      Total Cash & Equivalents                      $188.3    $222.8    $208.8    $233.2    $230.4

   Total Long-term Debt                             $170.1    $177.0    $176.5    $176.5    $182.3

   Days Sales Outstanding (DSO)                         69        73        87        72        74

Exhibit Number

Title

99.1

    CNET Networks, Inc. Consolidated Statements of Operations for the three months and nine months ended September 30, 2002 and 2001, Consolidated Balance Sheets at September 30, 2002 and December 31, 2001,
Consolidated Statements of Cash Flows  for the nine months ended September 30, 2002 and 2001 and Segments for the three and nine months ended September 30, 2002 and 2001.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2002

                                             CNET NETWORKS, INC.

By:

 /s/ DOUGLAS WOODRUM

                                Name:  Douglas Woodrum

                                Title: Chief Financial Officer